General Metals Welcomes John R. Rose, MBA To The Board of Directors And As An Audit Committee Member

Reno, NV: General Metals Corporation (OTCBB: GNLM, Frankfurt:GMQ) May 17, 2007. General Metals is pleased to announce that John R. Rose, MBA has joined the Company’s Board of Directors and as an Independent Director will serve on the Company’s audit committee. Mr. Rose is a resident of Phoenix AZ and has also lived in the Reno, NV area.. Mr. Rose received his MBA from Scottsdale, Arizona’s prestigious Thunderbird International School of Global Business in 2006. During his studies he served as the Founder, Chairman and CEO of the Life-Flo Group of Companies located in Phoenix ,AZ www.life-flo.com . Life-Flo was successfully sold to a larger public company in late 2006. Mr. Rose has been invited to serve on Thunderbird’s Entrepreneurial Advisory Committee.

Steve Parent, President, CEO says: “We have known John for several years and he has been a private investor in our various mining endeavors. John also has a background in mining in Australia, where he hails from, and has been helpful to us over the years. His entrepreneurial talent coupled with his success at building Life-Flo from an idea to a leading health care product enterprise attractive enough to be taken over by a major, is complimentary to our long term objectives as well.”

Dan Forbush, CPA, MBA and CFO said;” It is great to have an Independent Director who knows our people and our industry. I will be working closely with John and certainly appreciate his enthusiasm for helping to develop our Company into a world class mining operation.”

Our audit committee is now comprised of Mr. Leslie James Porter, CPA, CFA Independent Director, John R. Rose, MBA, Independent Director and Dan Forbush, CPA, MBA, CFO, Director.

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About General Metals Corporation, Inc: General Metals is a gold and silver mining Company that operates the Independence Mine in Battle Mountain, NV. The Independence is an island in Newmont Mining’s Phoenix Mine, which is the largest operating gold mine in the US. www.newmont.com . We also recently acquired 150 sq. km. of mineral rights and mining opportunities in Ghana, West Africa. An Executive Summary has been prepared containing a thorough discussion of production and exploration activities and is available on www.generalmetalscorporation.com

According to Akright in his 1997 report, "The gold resource potential of the Independence property occurs in two distinct categories: a shallow open pit mineable target, suitable for heap leach and a deep underground target. Insufficient drilling has been done to calculate a proven or probable reserve for the shallow target. However, mineralized material estimated to contain 235,000 ounces of gold and 2,500,000 ounces of silver have been reported by Carrington (1997)." Our Phase 1 exploration drilling campaign is designed to bring this shallow target into a resource category according to SEC Industry Guide 7.

According to historical exploration reports, the deep target in the southern area of the property could contain mineralized material with 1.4 million ounces of gold at an average grade of 0.17 ounces gold per ton, or 818,000 ounces of gold at a grade of 0.27 ounces gold per ton. The deep target will be further explored once the shallow target is brought to a level of confidence to start open pit mining and subject to available financing.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, any future price of the Company's shares, that an estimated 235,000 ounces of gold and 2,500,000 ounces of silver are contained in the mineralized material in the shallow operation, that the deep target in the southern area of the property could contain mineralized material with 1.4 million ounces of gold at an average grade of 0.17 ounces gold per ton, or 818,000 ounces of gold at a grade of 0.27 ounces gold per ton. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for fiscal year 2006, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Steve Parent
President & CEO
generalmetals@hotmail.com
775.686.6078 office
775.721.6428 cell

European contact:

Aspen Agency Limited

+011 44 870 479 3351

info@aspenagency.eu

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